UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) OR 12(g) of

the Securities Exchange Act of 1934

SIGNATURE GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	95-2815260
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

15303 Ventura Boulevard, Suite 1600 Sherman Oaks, CA	91403
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock

(pursuant to Rights Agreement, dated as of October 23, 2007, as amended)

(Title of class)

Signature Group Holdings, Inc. (the “Company”) hereby amends the following items, exhibits or other portions of its Form 8-A filed with the Securities and Exchange Commission on October 24, 2007, as amended prior to the date hereof, as set forth below.1

No new securities are being registered pursuant to this amendment, which is being filed solely to update the description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), included in the Form 8-A/A to reflect a reverse stock split of the Common Stock at a ratio of one-for-ten.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A filed by the Company on October 24, 2007, as amended prior to the date hereof, is hereby amended and supplemented by adding the following:

A reverse stock split (the “Reverse Split”) of the Company’s Common Stock became effective October 15, 2013. Pursuant to the Reverse Split, every ten shares of Common Stock issued and outstanding upon the effectiveness of the Reverse Split was combined into one share of Common Stock.

In accordance with the Rights Agreement, dated as of October 23, 2007, between the Company and Computershare Trust Company, as successor Rights Agent, as amended on July 28, 2011 (the “Rights Agreement”), each share of Common Stock prior to the Reverse Split was accompanied by one right (a “Right”) to purchase one unit of Series A Junior Participating Preferred Stock. Pursuant to the adjustment mechanism set forth in Section 11(p) of the Rights Agreement and upon the effectiveness of the Reverse Split, the number of Rights associated with each share of Common Stock then outstanding, or issued or deliver thereafter, was automatically increased so that after the Reverse Split each share of Common Stock is accompanied by ten Rights. In addition, each of the voting, dividend and liquidation rights of the Series A Junior Participating Preferred Stock associated with the Rights has been automatically adjusted.

The foregoing is only a summary of certain terms and conditions of the Amended and Restated Rights Agreement and is qualified in its entirety by reference to the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 24, 2007 and the First Amendment to the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 3, 2011, each of which is incorporated herein by reference.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of October 23, 2007, by and between the Registrant and Mellon Investor Services LLC, including the Form of Certificate of Designation attached as Exhibit A thereto, the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 24, 2007).

[1]	The Company’s initial Form 8-A was filed as a Form 8-A12B since the Company’s Common Stock was registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s Common Stock was listed on a national securities exchange. However, at this time, the Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act as it is not listed on a national securities exchange.

4.2	First Amendment to the Rights Agreement, dated as of July 28, 2011 between the Registrant and Mellon Investor Services LLC as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on August 3, 2011).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SIGNATURE GROUP HOLDINGS, INC.
(Registrant)

By:	/s/ W. Christopher Manderson
Name: W. Christopher Manderson
Title: Executive Vice President, General Counsel and Secretary

Dated: October 16, 2013

EXHIBIT INDEX

Exhibit Number	Description

4.1	Rights Agreement, dated as of October 23, 2007, by and between the Registrant and Mellon Investor Services LLC, including the Form of Certificate of Designation attached as Exhibit A thereto, the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 24, 2007).

4.2	First Amendment to the Rights Agreement, dated as of July 28, 2011 between the Registrant and Mellon Investor Services LLC as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on August 3, 2011).